Supertel Hospitality, Inc. Announces Pricing of Common Stock Offering

NORFOLK, NE - December 18, 2006 - Supertel Hospitality, Inc. (NASDAQ: SPPR) announced today that it has priced an underwritten public offering of 7,000,000 shares of common stock at a price to the public of $6.70 per share. The underwriters have a 30 day over-allotment option to purchase up to an additional 1,050,000 shares. The offering is expected to close on December 22, 2006.

The proceeds of the offering will primarily be used to repay existing indebtedness and indebtedness anticipated to be incurred in connection with the company’s pending acquisition of hotels.

Robert W. Baird & Co., Incorporated is the lead managing underwriter for the offering, JMP Securities, Ferris, Baker Watts, Incorporated, and Anderson & Strudwick, Incorporated are co-managers. The offering will be made only by means of a prospectus. A copy of the final prospectus related to the offering can be obtained when available by contacting Robert W. Baird & Co., 777 E. Wisconsin Avenue, Milwaukee, WI 53202, Tel: (414) 765-3632.

The shares of common stock are being sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission. The shares are only offered by means of the prospectus related to this offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Supertel Hospitality, Inc. owns 86 hotels in 19 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn and Savannah Suites.

Contact:

Supertel Hospitality, Inc.

Donavon A. Heimes

(402) 371-2520

dheimes@supertelinc.com